Exhibit 99.1

Liquidity Services Receives Two-Month Contract Extension

for U.S. Department of Defense Surplus Property Sales

WASHINGTON - December 08, 2014 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced that the Defense Logistics Agency (DLA) has exercised the remaining two one-month extension options under its Surplus sales contract (Surplus Contract) for the disposition of usable surplus property from the U.S. Department of Defense. Through this unilateral contract amendment, the current Surplus Contract’s performance period has been extended through February 13, 2015.  During this period, the U.S. Department of Defense (DoD) will continue to use Liquidity Services as the primary sales channel for the disposition of surplus property.

Under the Surplus Contract, Liquidity Services manages the receipt, storage, marketing, and disposition of all usable surplus personal property generated by DoD installations throughout the United States. Assets are offered for sale through Liquidity Services’ online auction marketplace, www.GovLiquidation.com, to a global buyer base.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $5.2 billion of surplus assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The Company is headquartered in Washington, D.C. with global locations across the Americas, Europe, and Asia. Additional information can be found at: http://www.liquidityservices.com.

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Media Contact

Melissa Gieringer

Public Relations Manager

480-596-4496

melissa.gieringer@liquidityservices.com

Investor Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com